Exhibit 99.1

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

David Millar/Danya Al-Qattan

Sard Verbinnen & Co

212.687.8080

Bojangles’, Inc. to be Acquired by

Durational Capital Management and The Jordan Company for $16.10 Per Share

CHARLOTTE, N.C. — (Globe Newswire) — November 6, 2018 — Bojangles’, Inc. (Bojangles’, the “Company”) (NASDAQ: BOJA) today announced that it has entered into a definitive agreement to be acquired by Durational Capital Management LP and The Jordan Company, L.P. Under the terms of the agreement, Durational Capital Management LP and The Jordan Company, L.P. will acquire the Company in an all cash transaction. Bojangles’ stockholders will receive $16.10 per share, representing a 39% premium to the closing share price of February 12, 2018, a day prior to initial speculation regarding a potential transaction involving Bojangles’ and a premium of approximately 30% to the 90-day volume weighted average price ending on February 12, 2018. The offer represents a 15% premium to the closing share price of September 27, 2018, a day prior to a published report that Bojangles’ is exploring strategic alternatives.

Transaction Details

The acquisition, which has been unanimously approved by Bojangles’ Board of Directors, is subject to stockholder approval and other customary closing conditions. Concurrently with the execution of the acquisition agreement, Bojangles’ majority stockholder executed a customary voting agreement whereby it agreed (among other things) to vote its shares in favor of the acquisition. The transaction is expected to be completed in the first quarter of fiscal year 2019. Upon closing of the transaction, Bojangles’ will continue to be operated as an independent, privately-held company and will remain based in Charlotte, N.C.

Statements by Randy Kibler and William Kussell, Bojangles’

“For the Bojangles’ family of employees, franchisees, and our customers, today’s announcement represents an exciting next phase for this great brand. The new ownership group is committed to maintaining the qualities of this brand that have sustained it for over four decades,” said Randy Kibler, Bojangles’ Interim President and CEO.

“In consultation with our outside advisors, the Board of Directors has been evaluating several strategic alternatives over the last several months. We are confident that this agreement offers a promising opportunity to realize the highest value for our stockholders while providing a strong path forward for the Bojangles’® brand, its employees, franchisees, and loyal customers,” said William A. Kussell, Director and Non-Executive Chairman of Bojangles’.

Statements by Durational Capital Management and The Jordan Company

“Bojangles’ is an iconic brand with an authentic Southern heritage and a deeply loyal following,” said Eric Sobotka, Managing Partner at Durational Capital Management. “We have admired the brand and its high quality and craveable food for years, and we look forward to partnering closely with the employees and franchisees to drive its future growth and continued success.”

“Bojangles’ has a differentiated offering, a talented team of employees and dedicated franchisees that are committed to their businesses and their communities,” said Ian Arons, Partner at The Jordan Company. “We are excited to invest in a company with such great growth potential, and we believe that with our and our partners’ support, Bojangles’ will be well-positioned for long-term success.”

Advisors

BofA Merrill Lynch acted as financial advisor and Shearman & Sterling LLP acted as legal counsel to Bojangles’ and its Board of Directors. Houlihan Lokey also acted as financial advisor to Bojangles’ and its Board of Directors.

Citigroup Global Markets Inc. served as financial advisor to the consortium and, together with KKR Capital Markets LLC, provided fully committed financing in support of the transaction. Akin, Gump, Strauss & Feld LLP, Kirkland & Ellis LLP, and Seyfarth Shaw LLP acted as legal counsel in connection with the transaction.

Cancellation of Third Fiscal Quarter 2018 Conference Call

Bojangles’ also announced that it will no longer hold its previously scheduled third fiscal quarter 2018 conference call and webcast on Thursday, November 8, 2018 at 5:00 p.m. Eastern Time.

The Company will still issue an earnings press release with third fiscal quarter 2018 financial results after the market close on Thursday, November 8, 2018, and will file its quarterly report on Securities and Exchange Commission (SEC) Form 10-Q on or before November 9, 2018.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, N.C., Bojangles’® serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®. At July 1, 2018, Bojangles’ had 766 system-wide restaurants, of which 325 were company-operated and 441 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook, Instagram and Twitter.

About Durational Capital Management LP

Based in New York, Durational Capital Management LP is an investment firm that invests in high quality consumer companies. Durational approaches its investments with a strategic mindset and focuses on driving long-term value creation through partnership with top tier management teams and actively supporting management to drive operational improvements. The firm was founded in 2017, and its investment professionals have extensive experience investing in the consumer sector. For more information, visit: www.durational.com.

About The Jordan Company, L.P.

The Jordan Company, founded in 1982, is a middle-market private equity firm that has managed funds with original capital commitments in excess of $11 billion since 1987 and a 36-year track record of investing in and contributing to the growth of many businesses across a wide range of industries including Industrials, Transportation & Logistics, Healthcare, Consumer, and Telecom, Technology & Utility. The senior investment team has been investing together for over 20 years and it is supported by the Operations Management Group, which was established in 1988 to initiate and support operational improvements in portfolio companies. Headquartered in New York, TJC also has an office in Chicago. For more information, visit: www.thejordancompany.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain stockholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied, and (e) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Bojangles’ from specifically enforcing obligations of Walker Parent, Inc., an investment vehicle of Durational Capital Management LP and The Jordan Company, L.P. (Parent) under the merger agreement or recovering damages for any breach by Parent; (2) the effects that any termination of the merger agreement may have on Bojangles’ or its business, including the risks that (a) Bojangles’ stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring Bojangles’ to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on Bojangles’ and its business, including the risks that as a result (a) Bojangles’ business, operating results or stock price may suffer, (b) Bojangles’ current plans and operations may be disrupted, (c) Bojangles’ ability to retain or recruit key employees may be adversely affected, (d) Bojangles’ business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) Bojangles’ management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Bojangles’ ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against Bojangles’ and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Bojangles’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated or supplemented by subsequent reports that Bojangles’ has filed or files with the SEC. Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Parent nor Bojangles’ assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between a subsidiary of Walker Parent, Inc. and Bojangles’. In connection with the proposed transaction, Bojangles’ plans to file a proxy statement with the SEC. STOCKHOLDERS OF BOJANGLES’ ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT BOJANGLES’ WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Bojangles’ at the SEC’s website at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, by contacting Bojangles’ Investor Relations at IR@bojangles.com or 203.682.8253.

Participants in Solicitation

Bojangles’ and its directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Bojangles’ directors and executive officers is available in its proxy statement filed with the SEC on April 20, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.